Exhibit 99.1

SPAR Group Earns $0.03 per Share for the 2014 Second Quarter

WHITE PLAINS, N.Y., August 13, 2014 (GLOBE NEWSWIRE) -- SPAR Group, Inc. (SGRP) ("we", the "Company" or "SPAR Group"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced its financial results for the three and six month periods ended June 30, 2014. Revenue for the three and six months ended June 30, 2014 were $30.9 million and $59 million, an increase of 13% for both periods. Earnings per share for the three and six months improved to $0.03 and $0.01 per diluted share, an improvement over the same periods last year by $0.04 and $0.01 per diluted share.

Jill Blanchard, Chief Executive Officer of SPAR Group, commented, “During the 2014 second quarter we experienced year-over-year improvement in revenue with double digit organic growth in both our domestic and international operations. Our strategic plan, which focuses on our five corporate objectives of growth, customer value, employee development, productivity & efficiency and earnings per share, is starting to pay off as we experienced growth in our gross profit margin and net income during the second quarter. From a customer perspective, we have made strides in expanding and strengthening our more senior level relationships with our key customers and expanding our global Fortune 500 customer base. We are pleased with our new acquisition in China, which is operational as of August 1st, and the trending of our quarterly results as we proceed through the remainder of 2014 and head into 2015.”

Financial Results for the Three and Six month Periods ended June 30, 2014 and 2013

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
			Change				Change
	2014	2013	$	%	2014	2013	$	%
Net Revenue:
Domestic	$12,641	$11,374	$1,267	11%	$23,599	$21,062	$2,537	12%
International	18,283	16,036	2,247	14%	35,361	31,337	4,024	13%
Total	$30,924	$27,410	$3,514	13%	$58,960	$52,399	$6,561	13%

Gross Profit:
Domestic	$3,972	$3,415	$557	16%	$7,014	$6,461	$553	9%
International	3,727	3,152	575	18%	6,916	5,913	1,003	17%
Total	$7,699	$6,567	$1,132	17%	$13,930	$12,374	$1,556	13%

Operating Income (Loss):
Domestic	$561	$(23)	$584	na	$297	$281	$16	5%
International	449	229	220	96%	610	228	382	168%
Total	$1,010	$206	$804	390%	$907	$509	$398	78%

Net Income (loss) attributable to SPAR Group, Inc.:
Domestic	$414	$(144)	$558	na	$114	$45	$69	153%
International	163	14	149	na	94	(132)	226	na
Total	$577	$(130)	$707		$208	$(87)	$295

Earnings (loss) per Diluted Share:
	$0.03	$(0.01)	$0.04		$0.01	-	$0.01

Financial Highlights for the Three Months Ending June 30, 2014

●	Revenue for the 2014 second quarter totaled $30.9 million, an increase of 13% as compared to $27.4 million for the 2013 second quarter;
●	Domestic and international revenue for the 2014 second quarter increased 11% and 14% respectively, compared to last year;
●	Gross profit for the 2014 second quarter totaled $7.7 million, an increase of 17% as compared to $6.6 million for the 2013 second quarter;
●	Domestic and international gross profit increased 16% and 18% respectively;
●	Gross profit margin improved to 25% for the 2014 second quarter as compared to 24% for the 2013 second quarter; and
●	Net income for the 2014 second quarter totaled $577,000 or $0.03 per diluted share as compared to a net loss of $130,000 or $(0.01) per diluted share.

Domestic net revenue totaled $12.6 million in the three months ended June 30, 2014, compared to $11.4 million for the same period in 2013, an increase of approximately $1.2 million or 11%. The increase was primarily due to incremental revenue from project work compared to the same period last year. International net revenue totaled $18.3 million for the three months ended June 30, 2014, compared to $16.0 million for the same period in 2013, an increase of $2.3 million or 14%. The increase in net revenue was primarily due to increased revenue in Mexico, Japan, and Canada partially offset by lower revenue in China, Australia and Turkey.

Domestic cost of revenue was 68.6% of net revenue for the three months ended June 30, 2014, and 70.0% of net revenue for the three months ended June 30, 2013. The decrease in cost of revenue as a percentage of net revenue of 1.4 percentage points was due primarily to a more favorable mix of higher margin project work compared to last year. Internationally, the cost of revenue as a percent of revenue decreased to 79.6% of net revenue for the three months ended June 30, 2014, compared to 80.4% of net revenue for the three months ended June 30, 2013. The decrease in cost of revenue percentage of 0.8 percentage points was primarily due to margin improvement in China, South Africa, Canada and Australia partially offset by higher cost business in India and Turkey.

The Company reported net income of $577,000 for the three months ended June 30, 2014, or $0.03 per diluted share, compared to a net loss of $130,000, or $(0.01) per diluted share, for the corresponding period last year.

Financial Highlights for the Six Months Ending June 30, 2014

●	Revenue for the 2014 first six months totaled $59 million, an increase of 13% as compared to $52.4 million for the 2013 first six months;
●	Domestic and international revenue for the 2014 first six months increased 12% and 13% respectively;
●	Gross profit for the 2014 first six months totaled $13.9 million, an increase of 13% as compared to $12.4 million for the 2013 first six months;
●	Gross profit domestically and internationally increased 9% and 17% respectively;
●	Gross profit margin remained unchanged at 24% during both six month periods; and
●	Net income for the 2014 first six months totaled $208,000 or $0.01 per diluted share as compared to a net loss of $87,000 or $0.00 per diluted share.

Domestic net revenue totaled $23.6 million in the six months ended June 30, 2014, compared to $21.1 million for the same period in 2013. Domestic net revenue increase of approximately $2.5 million (or 12%) was due primarily to incremental project work compared to the same period in 2013. International net revenue totaled $35.4 million for the six months ended June 30, 2014, compared to $31.3 million for the same period in 2013, an increase of $4.1 million or 13%. The increase in net revenue was primarily due to incremental revenue from the integration of the acquisitions in India and increased revenue in Mexico, Japan, and Canada partially offset by lower revenue in China, Australia and Turkey.

Domestic cost of revenue was 70.3% of net revenue for the six months ended June 30, 2014, and 69.3% of net revenue for the six months ended June 30, 2013. The increase in cost of revenue as a percentage of net revenue of 1.0 percentage points was due primarily to an unfavorable mix of higher cost project work compared to last year. Internationally, the cost of revenue decreased to 80.4% of net revenue for the six months ended June 30, 2014, compared to 81.1% of net revenue for the six months ended June 30, 2013. The decrease in the cost of revenue percentage of 0.7 percentage points was primarily due to margin improvements in Mexico, South Africa and Japan partially offset by higher cost business in India and Turkey.

The Company reported net income of $208,000 for the six months ended June 30, 2014, or $0.01 per diluted share, compared to a net loss of $87,000, or $0.00 per diluted share, for the corresponding period last year.

Balance Sheet as of June 30, 2014

As of June 30, 2014, cash and cash equivalents totaled $4.7 million. Working capital was $16.6 million and current ratio was 2.2 to 1. Total current assets and total assets were $30 million and $38.9 million, respectively. Current and total liabilities were $13.4 million and $19.3 million respectively, total equity was $19.6 million as of June 30, 2014.

Conference Call Details:

Date:      Wednesday, August 13, 2014

Time:      4:30 p.m. ET

TOLL-FREE: 1-888-221-9554

TOLL/INTERNATIONAL: 1-913-312-0956

Webcast: http://public.viavid.com/index.php?id=110540

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the 4:30 a.m. ET call. A telephonic replay of the conference call may be accessed approximately three hours after the call through August 20, 2014, by dialing 1-877-870-5176 or 1-858-384-5517 for international callers, and entering the replay pin number 7236667.

There will also be a simultaneous audio feed webcast and archived recording of the conference call available at http://www.sparinc.com under the "Investor Relations" menu section and "News Releases" sub-menu of the website, or you may use the link audio feed and archived recording of the conference call available at http://public.viavid.com/player/index.php?id=110540.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, value, grocery, drug, independent, convenience, toy, home improvement and electronics stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company currently does business in 9 countries that encompass approximately 50% of the total world population through its operations in the United States, Canada, Japan, South Africa, India, China, Australia, Mexico and Turkey. For more information, please visit the SPAR Group's website at http://www.sparinc.com.

Forward-Looking Statements

Certain statements in this news release and made in the update conference call referenced above are forward-looking, including (without limitation) any expectations, guidance or other information respecting the pursuit or achievement of the Company's five corporate objectives (growth, customer value, employee development, productivity & efficiency, and earnings per share), building upon the Company's strong foundation, leveraging compatible global opportunities, improving on the value we already deliver to customers, our growing client base, continuing balance sheet strength, customer contract expansion, growing revenues and becoming profitable through organic growth and acquisitions, attracting new business that will increase SPAR Group's revenues, improving product mix, continuing to maintain or reduce costs and consummating any transactions. You should not place undue reliance on the Company's forward-looking statements and similar information because they are based on the Company's plans, intentions, expectations and estimates (although it believes them to be reasonable) and involve known and unknown risks, uncertainties and other unpredictable factors (many of which are beyond the Company's control) that could cause them to fail to occur or be realized or to be materially and adversely different from those the Company planned, intended, expected or estimated.

You should carefully review the risk factors described in the Company's most recent Annual Report (See Item 1A – Risk Factors) and any other risks, cautions or information contained or incorporated by reference into the Company's most recent Annual Report or more recent Quarterly and Current Reports as filed with the Securities and Exchange Commission (each a "SEC Report"). The Company's forward-looking statements, risk factors and other risks, cautions and information (whether contained in this news release, the update conference call referenced above or any applicable SEC Report) are based on the information then available to the Company and speak only as of the applicable date. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these matters or how they may arise or affect the Company. Over time, the Company's actual assets, business, capital, cash flow, credit, expenses, financial condition, income, liabilities, liquidity, locations, marketing, operations, performance, prospects, sales, strategies, taxation or other achievements, results, risks, trends or condition will likely differ from those expressed or implied by the Company's forward-looking statements, and such difference could be significant and materially adverse to the Company and the value of your investment in the Company's Common Stock. The Company does not intend or promise to publicly update or revise any forward-looking statements, risk factors or other risks, cautions or information (in whole or in part), whether as a result of new information, risks or uncertainties, future events or recognition or otherwise, except as and to the extent required by applicable law.

All of the Company's forward-looking statements and other information contained in this news release or presented during the update conference call referenced above are expressly qualified by all such risk factors and other risks, cautions and information contained or referenced in each of the Company's applicable SEC Reports.

Company Contact:

James R. Segreto
Chief Financial Officer
SPAR Group, Inc.
(914) 332-4100

Investor Contact:
Valter Pinto
Capital Markets Group, LLC
(914) 669-0222 or (212) 398-3486
valter@capmarketsgroup.com

SPAR Group, Inc. and Subsidiaries

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net revenues	$30,924	$27,410	$58,960	$52,399
Cost of revenues	23,225	20,843	45,030	40,025
Gross profit	7,699	6,567	13,930	12,374

Selling, general and administrative expenses	6,271	5,953	12,193	11,155
Depreciation and amortization	418	408	830	710
Operating income	1,010	206	907	509

Interest expense	41	20	84	51
Other expense (income), net	(68)	(56)	(113)	(69)
Income before provision for income taxes	1,037	242	936	527

Income tax expense	233	224	352	338
Income from continuing operations	804	18	584	189
Income from discontinued operations	–	41	–	82
Net income
Net income attributable to the non-controlling interest	227	189	376	358
Net income attributable to SPAR Group, Inc.	$577	$(130)	$208	$(87)
Basic income per common share:
Continuing operations	$0.03	$(0.01)	$0.01	$-
Discontinued operations	$-	$-	$-	$-
Diluted income per common share:
Continuing operations	$0.03	$(0.01)	$0.01	$-
Discontinued operations	$-	$-	$-	$-

Weighted average common shares – basic	20,613	20,481	20,585	20,473
Weighted average common shares – diluted	21,709	21,716	21,762	21,661

Net income	$804	$59	$584	$271
Other comprehensive income (loss):
Foreign currency translation adjustments	92	(363)	45	(561)
Comprehensive income	$896	$(304)	$629	$(290)
Comprehensive income attributable to non-controlling interest	227	189	376	358
Comprehensive income (loss) attributable to SPAR Group, Inc.	$669	$(493)	$253	$(648)

SPAR Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2014	December 31, 2013
Assets	(Unaudited)	(Note)
Current assets:
Cash and cash equivalents	$4,699	$2,814
Accounts receivable, net	24,476	21,734
Deferred income taxes	432	456
Prepaid expenses and other current assets	437	642
Total current assets	30,044	25,646

Property and equipment, net	2,131	2,032
Goodwill	1,800	1,800
Intangible assets	2,003	2,259
Deferred income taxes	1,900	1,900
Other assets	970	641
Total assets	$38,848	$34,278

Liabilities and equity
Current liabilities:
Accounts payable	$3,934	$4,267
Accrued expenses and other current liabilities	7,092	5,854
Accrued expenses due to affiliates	1,049	560
Customer deposits	766	673
Lines of credit	558	696
Total current liabilities	13,399	12,050
Other long-term liabilities	5,889	3,672
Total liabilities	19,288	15,722

Equity:
SPAR Group, Inc. equity
Preferred stock, $.01 par value:
Authorized and available shares– 2,445,598 Issued and outstanding shares– None – June 30, 2014 and None – December 31, 2012	–	–
Common stock, $.01 par value:
Authorized shares – 47,000,000
Issued shares – 20,680,717 – June 30, 2014 and December 31, 2012	207	207
Treasury stock at cost 69,002 shares – June 30, 2014 and 181,931 shares – December 31, 2013	(130)	(356)
Additional paid-in capital	15,488	15,339
Accumulated other comprehensive loss	(986)	(1,031)
Retained earnings	1,862	1,654
Total SPAR Group, Inc. equity	16,441	15,813
Non-controlling interest	3,119	2,743
Total Equity	19,560	18,556
Total liabilities and equity	$38,848	$34,278

Note: The Balance Sheet at December 31, 2013, has been excerpted from the consolidated audited financial statements as of that date but does not include certain information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.